Exhibit 99.1
TrueCar Announces Preliminary Results and Adjusted Guidance; Announces Call to Discuss Today at 6:30 p.m. Eastern Time

SANTA MONICA, Calif., July 23, 2015 (GLOBE NEWSWIRE) - TrueCar, Inc. (Nasdaq:TRUE), the negotiation-free car buying and selling platform, today announced preliminary results for the second quarter of 2015 and adjusted its guidance for the full year 2015.
Conference Call Information
Scott Painter, Founder and Chief Executive Officer, and Michael Guthrie, Chief Financial Officer, will host a conference call to discuss the preliminary second quarter results at 6:30 p.m. Eastern Time on July 23, 2015. In addition, a live webcast of the call will be accessible through the Investor Relations section of TrueCar's website at www.true.com. TrueCar will announce its final second quarter financial results and host a conference call on August 6, 2015. Details of the conference call will be announced.

TrueCar Conference Call Details
Date:	Thursday, July 23, 2015
Time:	6:30 p.m. Eastern Time (3:30 p.m. Pacific Time)
Dial-In:	1-877-407-0789 (domestic)
1-201-689-8562 (international)
Conference ID:	13615216
Webcast:	Investor Relations section of the Company's website at www.true.com

A telephonic replay of the call will also be available beginning that same day at 9:30 p.m. Eastern Time, until 11:59 p.m. Eastern Time, on Thursday August 6, 2015, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay pin number: 13615216. A replay of the webcast will also be available for 90 days upon completion of the conference call, accessible through the Investor Relations section of TrueCar’s website at www.true.com.

Preliminary Q2 Results and Adjusted 2015 Guidance
TrueCar’s second quarter revenue is expected to be in the range of $65.0 million to $65.3 million, with net loss expected to be in the range of $15.0 million to $15.5 million.  TrueCar’s Adjusted EBITDA1 for the second quarter is expected to be in the range of ($0.20 million) to $0.30 million.
TrueCar is reducing its 2015 full year revenue guidance to a range of $252 million to $258 million.  Through the second quarter of this year, TrueCar expects to have generated between $4.1 million and $4.6 million of Adjusted EBITDA.  Given the reduction in full year revenue expectations coupled with the investment required to drive long-term growth, management expects Adjusted EBITDA to be breakeven for the balance of 2015.

1	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to preliminary GAAP Net Loss below.

The variance in quarterly performance from prior guidance was primarily attributable to a shortfall in unit volume. In general terms, unit volume is the by-product of consumer traffic, which we measure in monthly unique visitors, and the effectiveness of the TrueCar “experiences” (desktop, co-branded, mobile and at the dealership) with consumers. TrueCar measures the effectiveness of its experiences as Net Funnel Efficiency (“NFE”).
Quarterly units came in below expectations as a result of lower than forecasted traffic growth, which is expected to be approximately 42% year over year. Traffic was lower than guidance in each channel.
In the TrueCar-branded channel, the company spent less on user acquisition than forecasted which led to slightly lower than expected traffic in this channel. However, the lower spend also resulted in a cost per sale of less than $220, which was well within expectations.
In the USAA Affinity channel, the positive reception to the co-branded marketing campaign led to a strong performance in traffic, NFE and units following the launch of the program on May 21 through the end of the quarter.  However, that strength was not enough to offset softness in the USAA Affinity channel during the first half of the quarter. Based on the performance of the channel during the second half of the quarter, however, the channel carries strong momentum into the third quarter.
Finally, within the Other Affinity Partner channel, traffic declined sequentially in the second quarter, which caused the underperformance on units in that channel.
For the second quarter, each channel is expected to perform as follows:

Channel	Units	Year-Over-Year Growth[2]	Sequential Growth[3]
TrueCar Branded	81,000	44%	16%
USAA Affinity	59,000	15%	15%
Other Affinity Partners	49,000	17%	3%

While the impact from units and, consequently, revenues was the most significant driver of the Adjusted EBITDA miss, certain expense items also affected Adjusted EBITDA, including marketing and recruiting.
“While we set new records for units, revenue and dealer count within the quarter, we experienced execution challenges in meeting our growth expectations,” said Scott Painter, TrueCar’s Founder and Chief Executive Officer. “Although our traffic growth was not as strong as anticipated, the six million consumers we talk to at the top of the funnel are enough for us to achieve our unit and revenue goals. In order to achieve those goals, we are re-focusing on the core experience all the way from the initial engagement of the consumer on the front end of the experience through to post-sale engagement for feedback. Additionally, we recognize that TrueCar Certified Dealers are a key element of that experience for our users, and we intend to highlight the benefits of working with our dealers in a more direct way throughout the experience. Finally, we will be narrowing our set of technology and development priorities to make sure that we innovate faster on our key, mobile-related feature sets that we expect to be a primary driver of improved NFE.”

2	Second quarter 2015 as compared to second quarter 2014.

3	Second quarter 2015 as compared to first quarter 2015.

Forward-Looking Statements
This press release contains forward-looking statements concerning TrueCar's plans and objectives, and expectations regarding second quarter 2015 results and outlook for the full year 2015, improvements in NFE, improvements in the platform experience, dealer engagement initiatives, mobile platform shift and development, planned product improvements, and our growth trajectory within the meaning of Section 27 of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may prove incorrect, any of which could cause TrueCar's results to differ materially from those expressed or implied by such forward-looking statements.  Among such risks and uncertainties are: the ability to grow our network of Certified Dealers, in particular franchise dealers, and to replace dealers that transition off the program; accounting adjustments made in connection with closing the second quarter, dependence upon affinity group marketing partners, especially USAA; compliance with U.S. federal and state laws and regulations directly or indirectly applicable to TrueCar's business; the ability to compete effectively in an increasingly competitive market and to enhance TrueCar's brand; the ability to continue to innovate and introduce enhanced products for mobile platforms; macro-economic issues that affect the automobile industry; the ability to attract additional qualified personnel; the ability to successfully resolve litigation to which TrueCar is subject; and other risks and uncertainties described more fully under the heading "Risk Factors" in TrueCar's Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. All forward-looking statements in this press release are based on information available to TrueCar’s management as of the date hereof, and except as required by law, management assumes no obligation to update these forward-looking statements, which speak only as of their respective dates.
Use of Non-GAAP Financial Measure
In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this earnings release includes the non-GAAP financial measure Adjusted EBITDA. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, income taxes, depreciation and amortization, stock-based compensation, non-cash warrant expense, and certain litigation costs. We have provided below a reconciliation of preliminary Adjusted EBITDA to preliminary net loss, the most directly comparable GAAP financial measure. Adjusted EBITDA may not be comparable to similarly titled measures and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
We believe that Adjusted EBITDA is useful because it facilitates operating performance comparisons on a period-to-period basis by excluding variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance.
The following table presents a reconciliation of preliminary net loss to preliminary Adjusted EBITDA for the three and six months ended June 30, 2015 (in millions):

	2015 - 2nd Quarter	2015 - 1st Half
Preliminary net loss	$(15.5) to $(15.0)	$(27.1) to $(26.6)
Non-GAAP Adjustments:
Interest expense	0.1	0.1
Provision for income taxes	0.1	0.3
Depreciation and amortization	4.1	8.0
Stock-based compensation	9.2	18.7
Warrant expense (reduction)	(0.3)	(0.4)
Certain litigation costs (1)	2.1	4.5
Preliminary Adjusted EBITDA	$(0.2) to $0.3	$4.1 to $4.6

(1)
The excluded amounts relate to legal costs incurred in connection with a claim TrueCar filed against Sonic Automotive Holdings, Inc., complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and securities class action lawsuits. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

About TrueCar
TrueCar, Inc. (Nasdaq:TRUE), the negotiation-free car buying and selling mobile marketplace, gives consumers transparent insight into what others paid and access to guaranteed savings off MSRP from TrueCar Certified Dealers. TrueCar's network of more than 10,000 trusted Certified Dealers is committed to providing upfront pricing information and a hassle-free buying experience. TrueCar powers car-buying programs for some of the largest U.S. membership and service organizations, including AARP, American Express, AAA and USAA. Not all program features are available in all states. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow us on Facebook or Twitter.

CONTACT: INVESTOR CONTACTS:

Alison Sternberg

Vice President, Investor Relations and Administration

O: 800.200.2000 x 8771

investors@true.com

Laura Bainbridge

Addo Communications

O: 310.829.5400

investors@true.com

MEDIA CONTACT:

Alan Ohnsman

Senior Vice President & Chief Communications Officer

O: 800.200.2000 x 8044

AOhnsman@truecar.com